SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: November 28, 2001
                        (Date of earliest event reported)

                         iBEAM BROADCASTING CORPORATION
             (Exact name of Registrant as specified in its Charter)

            Delaware                     000-37258               94-3296895
(State or other jurisdiction of    (Commission File No.)       (IRS Employer
 incorporation or organization)                              Identification No.)

                          645 Almanor Avenue, Suite 100
                               Sunnyvale, CA 94085
                         (Address of principal executive
                                    offices)

                                 (408) 523-1600
                                 --------------

              (Registrant's telephone number, including area code)

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Item 2(a). Acquisition or Disposition of Assets.

      On November 28, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order approving the transactions contemplated in the Asset Sale Agreement (the "Asset Sale Agreement") between the Registrant and Williams Communications LLC ("Williams"), dated October 11, 2001. On December 7, 2001, the Registrant and Williams consummated the transactions contemplated by the Asset Sale Agreement, which provided for the sale of substantially all of Registrant's assets to Williams for $25 million in cash and the assumption by Williams of certain of Registrant's liabilities. The net cash to Registrant at closing, after repayment of approximately $6 million owed by Registrant to Williams under a debtor-in-possession loan made by Williams to Registrant, and after accounting for other closing date adjustments, was approximately $19 million.

Item 3(a). Bankruptcy or Receivership.

      On November 28, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order approving the transactions contemplated in the Asset Sale Agreement (the "Asset Sale Agreement") between the Registrant and Williams Communications, LLC ("Williams"), dated October 11, 2001. Previously, on October 16, 2001, the Bankruptcy Court had entered an order approving a debtor-in-possession loan agreement with Williams dated October 11, 2001. The loan was intended to supplement the Registrant's cash position and was secured by certain of Registrant's intellectual and personal property. On December 7, 2001, the Registrant and Williams consummated the transactions contemplated by the Asset Sale Agreement, which provided for the sale of substantially all of Registrant's assets for $25 million in cash and the assumption by Williams of certain Registrant's liabilities. The net cash to Registrant at closing, after repayment of amounts owed by Registrant to Williams under the debtor-in-possession loan and other closing adjustments, was approximately $19 million.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits.

      Not applicable.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                iBEAM BROADCASTING CORPORATION


                                                By: /s/ Randall K. Gausman
                                                    ----------------------------
                                                Randall K. Gausman
                                                Chief Financial Officer

Date: December 14, 2001